Exhibit 4.33

AMENDMENT NO. 1 TO SUBSCRIPTION AGREEMENT

This AMENDMENT TO SUBSCRIPTION AGREEMENT, dated as of July 21, 2020 (this “Amendment”), is entered into by Eros International Plc, an Isle of Man company limited by shares (the “Company”).

WHEREAS, the Company and the Initial Purchasers previously entered into that certain Subscription Agreement, dated as of April 17, 2020 (the “Subscription Agreement”);

WHEREAS, pursuant to Section 1(a) of the Subscription Agreement, the Company may amend Schedule I of the Subscription Agreement without any action by any Purchaser, to give effect to the entry into the Subscription Agreement by certain Purchasers pursuant to the Joinders; and

WHEREAS, in connection with the foregoing, the Company desires to amend the Subscription Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Company hereby agrees as follows:

1.                  Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Subscription Agreement.

2.                  Amendment of Schedule I of the Subscription Agreement. Schedule I of the Subscription Agreement is hereby deleted in its entirety and replaced with Schedule I attached to this Amendment.

3.                  No Other Modification. Except to the extent specifically amended herein or supplemented hereby, the Subscription Agreement remains unchanged and in full force and effect, and this Amendment will be governed by and subject to the terms of the Subscription Agreement, as amended by this Amendment. From and after the date of this Amendment, each reference in the Subscription Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Subscription Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the Subscription Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

4.                  Other Terms. The provisions of Section 11 of the Subscription Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the Company hereto, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company caused this Amendment No. 1 to Subscription Agreement to be executed by its duly authorized representative as of the date first written above.

EROS INTERNATIONAL PLC

By:	/s/ Kishore Lulla
	Name:	Kishore Lulla
	Title:	Executive Chairman and Group
Chief Executive Officer

[Signature Page - Amendment No. 1 to Subscription Agreement]

Schedule I

PURCHASE PRICE

Purchaser	Purchase Price	Jurisdiction of Organization
Marco Alliance Limited	$24,533,229.42	British Virgin Islands
TPG Growth IV Oscars, L.P.	$24,533,229.42	Delaware
PCCW Media Limited	$8,332,040.19	Hong Kong
Black Fish Blue Fish, LLC	$5,554,693.45	Delaware
Liberty Global Ventures Limited	$2,777,346.73	U.K., England and Wales
PE Fund LP	$1,979,168.40	Delaware
Ptolemy Capital, LLC	$1,851,564.48	Delaware
Andrew Warren	$1,851,564.48	N/A
Boston Fern Investment Limited	$1,399,917.37	British Virgin Islands
Lakeside Investment Management Ltd.	$817,367.86	British Virgin Islands
Anna Standish	$391,772.39	N/A
Ever Star Trading Limited	$325,753.42	British Virgin Islands
Codelouf Ltd.	$163,473.57	Guernsey
Per Utnegaard & Partners GmbH	$163,473.57	Switzerland
Cheng Kar Shing	$163,274.62	N/A
Palace Global Investments Ltd.	$162,130.63	Bahamas
Total:	$75,000,000.00	-